Exhibit 99.1

EchoStar Corporation Announces Change to Virtual Format for 2020 Annual Meeting of Shareholders Instead of In-Person Meeting

ENGLEWOOD, CO, April 16, 2020—EchoStar Corporation (NASDAQ: SATS) announced today that its 2020 Annual Meeting of shareholders on Thursday April 30, 2020 at 11:30 a.m. Mountain Time (the “Annual Meeting”) will be held virtually via live webcast instead of as an in-person meeting. The date and time of the meeting are not changing from what was originally announced; however, shareholders will not be able to attend the Annual Meeting in person. The change in format is due to the COVID-19 pandemic and associated restrictions on travel and gatherings and to support the health and well-being of EchoStar’s shareholders, employees and their families.

Shareholders as of the close of business on March 3, 2020 (the record date) may participate in and vote at the Annual Meeting by visiting the website www.virtualshareholdermeeting.com/SATS2020 and entering the 16-digit control number found on the proxy card, voting instruction form or notice of internet availability previously mailed or made available to them. Shareholders may begin logging into the Annual Meeting at 11:15 a.m., Mountain Time.

Whether or not they plan to attend the Annual Meeting, all shareholders as of the record date may also vote anytime in advance of the meeting at www.proxyvote.com or using one of the other methods described in the proxy materials for the Annual Meeting. The proxy card and voting instruction form included with the previously distributed proxy materials (or notice of internet availability) remain valid for use in their current forms. Shareholders that have already voted do not need to vote again.

For additional information about accessing, voting and participating in the virtual Annual Meeting, please refer to EchoStar’s additional proxy materials filed today with the Securities and Exchange Commission.

About EchoStar

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communication solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

For more information, visit echostar.com. Follow @EchoStar on Twitter.

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Contacts:
EchoStar Investor Relations
Terry Brown
+1 (303) 728-5179
Terry.Brown@echostar.com

EchoStar Media Relations
Sharyn Nerenberg
301-428-7124
Sharyn.Nerenberg@echostar.com